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                                                               EXHIBIT 23.1

                      Consent of Independent Auditors

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to Registration Statement No. 333-70651 and related Prospectus applicable to the offering of $600,000,000 of Debt Securities, Preferred Stock, Depository Shares, Common Stock and/or Warrants of Ashland Inc. and to the incorporation by reference therein of our report dated November 4, 1998, with respect to the consolidated financial statements and schedule of Ashland Inc. and subsidiaries, included in its Annual Report on Form 10-K for the year ended September 30, 1998, filed with the Securities and Exchange Commission.

February 16, 1999